Exhibit 99.2

Heska Corporation 2009 Management Incentive Plan

The following is intended to implement the Heska Corporation Management Incentive Plan Master Document for the year beginning on January 1, 2009 and ending on December 31, 2009 (the “2009 MIP”). The Compensation Committee has agreed on the following for the 2009 MIP.

1) The Category Percentages for the 2009 MIP are as follows:

Chief Executive Officer	50.0% of base pay
President	35.0% of base pay
Chief Financial Officer	35.0% of base pay
Vice Presidents	35.0% of base pay
Directors	25.0% of base pay

2) The Plan Allocation for the 2009 MIP is as follows:

75% on overall achievement of the company-wide financial objective and 25% on individual performance

3) The Key Parameters for the 2009 MIP is as follows:

Pre-MIP Net Income. Net Income shall have the same definition as in the Third Amended and Restated Credit and Security Agreement by and between Heska Corporation, Diamond Animal Health, Inc. and Wells Fargo Bank, National Association dated December 30, 2005.

4) The Payout Structure for the 2009 MIP is as follows:

30% of Pre-MIP Net Income above $2,000,000, with a maximum MIP Payout of $1,855,092 (the “Maximum MIP Payout”). Any MIP payment in excess of the Maximum MIP Payout shall be at the sole and absolute discretion of the Compensation Committee.